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                                                                   EXHIBIT 10.24


                    SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and general Release (the "Agreement") is entered into this 1st day of July, 1998, between Geoworks Corporation, a Delaware corporation ("Company") and Jordan J. Breslow ("Employee").

WHEREAS, Company and Employee desire to resolve any and all claims, demands, rights or actions, arising out of or in connection with Employee's employment or separation from employment with Company, whether legal, equitable, contractual, statutory (federal, state, or local) or otherwise without litigation.

IN CONSIDERATION OF THE MUTUAL AGREEMENTS AND COVENANTS SET FORTH HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. Employee shall resign from the office of Vice President, General Counsel, which resignation shall be deemed effective as of July 24, 1998 ("Resignation Date"). Employee will continue as an employee of the Company through September 30, 1998 ("Termination Date"). No further Paid Time Off will be accrued during the period between Resignation Date and Termination Date.

2. Employee shall be paid the value of any unused PTO as of July 24, 1998 on August 31, 1998 and will receive semi-monthly paychecks calculated as the pro-rata amount of a monthly payment of $13,666.67 from the Resignation Date to the Termination Date ("Settlement Sum"). All payments shall be less withholdings required by law. Federal and state withholding taxes on income, state disability insurance, FUTA and FICA contributions will continue to be withheld on the same basis currently in effect, subject to any changes in governmental regulations or general company policy which may require adjustment to the current amounts. Payment of the Settlement Sum shall be subject to and on condition that, as of the date of each payment, Employee is in compliance with all material terms of this agreement.

3. The Company reaffirms its obligation under Employee's June 20, 1997 engagement letter (the "Engagement Letter"), to provide tax return preparation and income tax equalization. Income tax equalization shall be administered pursuant to the Geoworks U.S. Tax Equalization Policy.

4. The Company reaffirms its obligation under the Engagement Letter to provide reimbursement for reasonable expenses related to Employee's relocation from The Netherlands to the San Francisco Bay Area. Additionally, the Company agrees to cover any ongoing costs, such as rental and realtor commission, that may remain in the Netherlands.

5. Employee reaffirms his obligation to repay the outstanding balance of an automobile loan in the sum of three thousand five hundred forty-three dollars and forty-one cents ($3,543.41) (the principal balance owed as of July 31, 1998). The Company may deduct said sum from the final payment to be made to Employee under paragraph 2, above.

6. For the period from July 7, 1998 through July 24, 1998, Employee agrees to cooperate with Company as necessary, to provide information known to Employee (both written and electronic) concerning the operations of Company and Company's customers, and to provide an orderly transition with respect to Employee's work in progress. Employee further agrees to be reasonably available for brief telephone consultation with the executive staff and legal department of Company concerning transition matters during the period from August 1 through September 30, 1998.

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7. Employee's stock options shall continue to vest up to and including August
24, 1998, in accordance with the terms of the Stock Option Agreement between Company and Employee. Said options may be exercised by Employee within ninety
(90) days of Termination Date.

8. Employee and Company agree that the terms of this Agreement will be held in confidence by both parties except to the extent that disclosures may be required by government regulations or judicial process. Company will refrain from making disparaging statements regarding Employee. Employee agrees that he shall refrain from making disparaging statements regarding Company, its products, personnel or operations and that he shall characterize the reason for his departure as "resignation". Likewise, management and the Board of Directors shall characterize Employee's departure as a voluntary resignation when addressing Company employees, industry participants and others.

9. Employee agrees that, during the course of his employment, he has had access to certain trade secrets and confidential and proprietary information of Company. Employee agrees that he shall neither use nor disclose, either for his own benefit or the benefit of any other person or entity other than Company, any information which can be properly characterized as a trade secret or confidential and proprietary information of Company including, without limitation, customer lists, knowledge of the status of certain transactions, development plans or schedules and any information concerning the financial status of Company. Employee acknowledges his continuing obligations under the terms of Employee's Invention Assignment, Proprietary Information and Nondisclosure Agreement.

10. Employee shall return to Company all property of Company including, but not limited to, all equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks or any other computer generated files or data, or copies thereof, created on any medium, prepared or obtained by Employee in the course of, or incident to, his employment with Company no later than thirty (30) working days after the Resignation Date. Employee may purchase from Company the following equipment currently in Employee's use: desktop computer, laptop computer and fax machine, for $1500 U.S.

11. During the period between Resignation Date and Termination Date, Employee and his eligible dependents will continue to receive medical, dental, and vision benefits as provided previously. Employee will also continue to have short-term disability, long-term disability, life insurance, accidental death insurance, and he will be eligible to participate in the 401(k) and Employee Stock Purchase Plan. Employee may continue to use his voice mail box and e-mail account through the Termination Date. The Company reaffirms its obligations under the Engagement Letter to reimburse Employee for any uninsured medical expenses incurred during Employee's European assignment that would have been insured if employee were a U.S. resident employee.

12. Release. The Parties and their representatives, heirs, successors and assigns do hereby irrevocably and unconditionally release and forever discharge each other and each and all of their affiliates, and their present and former shareholders, officers, directors, agents, employees, attorneys, successors and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations and causes of action of every kind and character, known and unknown, mature or unmatured, which Employee and Company may now have or has ever had, whether based on tort, contract (express or implied), or any federal, state, or local law, statute or regulation (collectively, "Release Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the California Fair Employment and Housing Act, as well as any claim asserting wrongful termination, breach of contract, breach of covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy and claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance or any other benefit. The Parties likewise

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release Released Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise to the extent provided by law.

13. Section 1542 Waiver. The parties understand and agree that Released Claims include not only claims presently known to them, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of Released Claims as described in paragraph 12. The Parties further understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected this Agreement, but they nevertheless waive any claims or rights based on different or additional facts. The parties knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

14. Nonadmission. The parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Company or Employee. The liability for any and all claims is expressly denied by both parties.

15. Age Discrimination Claims. Employee understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under Age Discrimination in Employment Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one
(21) days prior to the execution of the Agreement. Employee may revoke this Agreement (by written notice to Company) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable upon the expiration of this revocation period without prior revocation by Employee.

16. Arbitration. All claims that Employee may have against Company or any other Released Party, or that Company may have against Employee, in any way related to the interpretation or enforcement of this Agreement ("Arbitrable Claims") shall be resolved by arbitration to the extent permitted by law. Arbitration shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

17. Notices. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission, two (2) days after deposit with a nationally recognized overnight courier service, or three (3) business days after deposit in the United States mail, postage prepaid, certified, or registered and addressed to Company or Employee at the corresponding address or fax number (if any) below. Employee shall be obligated to notify Company in writing of any change of his address. Notice of change of address shall be effective only when done in accordance with this Section.

Company's Notice Address:

         Geoworks
         960 Atlantic Avenue
         Alameda, CA  94501

         Fax number: 510-814-4253
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Employee's Notice Address:

         Jordan Breslow
         2602 Webster Street
         Berkeley, CA  94705

18. Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Employee, Company or other Released Party on any subject whatsoever, except as expressly set forth in this Agreement, the provisions of the Engagement Letter referred to herein, and the Geoworks U.S. Tax Equalization Policy (which collectively constitute the "Separation Agreement"); and that all agreements and understandings between the parties on any subject whatsoever are embodied and expressed in the Separation Agreement. The Separation Agreement shall supersede all prior or contemporaneous agreements and understandings among Employee, Company and any other Released Party, whether written or oral, express or implied, with respect to any subject whatsoever, including without limitation any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

19. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties.

20. Assignments: Successors and Assigns. Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer or delegation shall be null and void. Employee represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement.

21. Severability. If any provision of this Agreement, or its application to any person, place or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

22. Governing Law. This Agreement shall be governed and construed in accordance with the law of the State of California.

23. Representation by Counsel. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.


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The parties have duly executed this Agreement as of the date first written above.


GEOWORKS:                             EMPLOYEE:

By /s/ David A. Thatcher              By /s/ Jordan J. Breslow
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Title President and CEO               Date July 9, 1998
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Date  July 9, 1998
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